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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

          Consent Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [  ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-12

                                 NEOPHARM, INC.
                (Name of Registrant as Specified in its Charter)

                              JOHN N. KAPOOR, Ph.D.
   (Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:


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FOR IMMEDIATE RELEASE

           KAPOOR ANNOUNCES NOVEMBER 19, 2004 AS LAST PRACTICABLE DATE
                 FOR NEOPHARM (NASDAQ:NEOL) CONSENT SOLICITATION

LAKE FOREST, IL - November 11, 2004 -John N. Kapoor, Ph.D. today announced that he believes that November 19, 2004 is the last practicable date for NeoPharm stockholders to ensure their votes are counted in connection with his consent solicitation to elect three new independent directors to NeoPharm's board of directors and remove the Other Incumbent Directors, as well as approve certain other proposals.

Dr. Kapoor stated "The consent solicitation process is drawing to a close and the Nominees and I believe we will need to receive NeoPharm stockholders' WHITE consent cards by 5pm, New York City time, on Friday, November 19, 2004. The Company has stated that the Saturday after the Thanksgiving holiday, November 27, 2004, is the last day of the consent solicitation period. However, as a practical matter, particularly due to the Thanksgiving holiday, we believe that NeoPharm stockholders need to send in their WHITE consent cards before then if we are to receive them and then deliver them to NeoPharm, as required, before the deadline."

Dr. Kapoor concluded "I encourage NeoPharm stockholders to sign, date and mail their WHITE consent cards so that they will be received by Friday, November 19, 2004."


For more information about how to execute and deliver your consent, or if you have any questions or require any assistance, please contact Dr. Kapoor's consent solicitor, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

Source:  EJ Financial Enterprises, Inc.
         Michael L. Babich (847) 296-8665 ext. 120